Exhibit 99.1

Vitamin Shoppe, Inc. Announces Fiscal Third Quarter 2010 Results

— Comparable store sales grew 7.1% for the fiscal third quarter of 2010; Net sales increased 11.3%

— Income from operations increased 62.9%; Net income more than tripled

— Opened 9 stores during the quarter

NORTH BERGEN, N.J., Oct. 27 /PRNewswire-FirstCall/ — Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced its preliminary results for its fiscal third quarter ended September 25, 2010.

“The third quarter marked another strong period of growth, with all areas of the business contributing to the overall success. We had a very successful semi-annual private label promotion which helped drive traffic into our stores” said Rick Markee, Chairman and Chief Executive Officer of Vitamin Shoppe, Inc. “Comparable store sales for the quarter increased 7.1%, while we continued to drive operating leverage across our business. Income from operations increased 63% year-over-year. Net income more than tripled and diluted EPS was $0.25 per share including $0.02 per share from one-time charges.”

Fiscal Third Quarter 2010 Results

Net sales increased $19.0 million, or 11.3%, to $187.4 million for the three months ended September 25, 2010, compared with $168.4 million for the three months ended September 26, 2009. The increase was the result of the growth in comparable store sales predominantly driven by traffic, continued performance from new stores and a 7.7% increase in direct sales driven by further expansion in Vitamin Shoppe’s online business.

The Company operated 472 stores as of September 25, 2010, compared with 434 stores as of September 26, 2009. Overall store sales for the three months ended September 25, 2010 rose due to an increase in non-comparable store sales of $7.0 million and an increase in comparable store sales of $10.5 million, or 7.1%.

Cost of goods sold, which includes product, warehouse, distribution and occupancy costs, increased $10.2 million, or 8.8%, to $126.2 million for the three months ended September 25, 2010, compared with $116.0 million for the three months ended September 26, 2009.

Gross profit increased $8.8 million, or 16.8%, to $61.2 million for the three months ended September 25, 2010, compared with $52.4 million for the three months ended September 26, 2009. Gross profit as a percentage of sales was 32.6% for the quarter ended September 25, 2010, compared with 31.1% for the comparable prior year period. The improvement reflects a reduction in the level of promotional activity compared with the third quarter of 2009, and leverage on occupancy, distribution and transportation costs.

Selling, general and administrative expenses (“SG&A”), including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other SG&A, increased $3.9 million, or 8.9%, to $47.3 million for the three months ended September 25, 2010, compared with $43.4 million for the three months ended September 26, 2009. SG&A as a percentage of net sales decreased to 25.3% for the quarter, compared with 25.8% for the comparable prior year period. This reflects the ongoing maturation of the store base, leverage on depreciation and amortization and leverage on corporate expenses through ongoing attention to financial disciplines.

SG&A for the third quarter of 2010 reflects:

•	A non-cash pretax impairment charge of $1.1 million associated with two stores
•	A pretax charge of $0.8 million associated with the settlement of a lawsuit in California
•	A $1.0 million one-time benefit associated with a credit card fee rebate

Excluding these items, (which equate to approximately $0.02 per share), SG&A as a percentage of net sales would have been 24.8% for the quarter.

Income from operations increased $5.3 million, or 62.9%, to $13.9 million for the three months ended September 25, 2010, compared with $8.5 million for the three months ended September 26, 2009. Income from operations as a percentage of net sales increased to 7.4% for the 2010 quarter, compared with 5.1% for the comparable prior year period.

Net income increased 256.2% to $7.2 million for the three months ended September 25, 2010, compared with $2.0 million for the three months ended September 26, 2009. Earnings per diluted share increased to $0.25 for the three months ended September 25, 2010. Net income benefited from lower interest expense versus the same period in 2009. Excluding the store impairment charge, the credit card fee rebate and the labor settlement expense, earnings per diluted share for the quarter would have been $0.27.

Bond Redemption

With the strong cash flow from operations, the company also announced the planned repurchase of an additional $20 million of outstanding floating rate notes. This redemption is expected to be completed in the fourth quarter of 2010, utilizing cash available on the balance sheet.

2011 Outlook

Looking forward to 2011, management expects:

•	10% new-store growth (approximately 48 new stores)
•	Approximately $23 million in capital expenditures
•	A 4% to 5% increase in comparable store sales
•	Continued improvement in EBIT margin as a percent of sales reflecting continuing maturation of our store base, leverage on depreciation and amortization and corporate expenses
•	Lower interest expense reflecting the continuing reduction in outstanding debt through strong cash flows
•	Net income growth projected at 25%
•	Diluted share count of 29.5 million shares

“This has been a year of tremendous improvement following our initial public offering at the end of October, 2009. We are well on our way toward our long-term objectives of 10% EBIT margin and 900 stores in the United States,” said Rick Markee.

Conference Call

The Company will hold a conference call at 10:00 am Eastern Time today to discuss its fiscal third quarter 2010 results. The call can be accessed live over the phone by dialing 1-888-679-8037, or for international callers, 1-617-213-4849, passcode number 86057252. A replay will be available one hour after the call and can be accessed by dialing 1-888-286-8010 or for international callers, 1-617-801-6888. The passcode for the replay is 54857613. The replay will be available until November 3, 2010.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. The on-line replay will be available beginning immediately following the call.

About Vitamin Shoppe, Inc. (NYSE: VSI)

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The Company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The Company carries national brand products as well as exclusive products under the Vitamin Shoppe, MD Select, and VS Basics proprietary brands. The Vitamin Shoppe conducts business through more than 470 Company-owned retail stores, national mail order catalogs, and websites, www.VitaminShoppe.com and www.EcoShoppe.com, and has a social community site at www.VSconnect.com.

Certain statements herein are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2009 and in all filings with the Securities Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2010	2009	2010	2009
Net sales.	$187,359	$168,400	$571,206	$512,098
Cost of goods sold	126,190	116,011	381,330	346,935

Gross profit	61,169	52,389	189,876	165,163
Selling, general and administrative expenses	47,316	43,439	142,504	130,552
Related party expenses	—	444	—	1,260

Income from operations	13,853	8,506	47,372	33,351
Loss on extinguishment of debt	—	263	1,120	263
Interest expense, net	2,181	4,666	7,670	14,505

Income before provision for income taxes	11,672	3,577	38,582	18,583
Provision for income taxes	4,423	1,542	15,298	7,780

Net income	7,249	2,035	23,284	10,803
Preferred stock dividends in arrears	—	1,593	—	6,799

Net income available to common stockholders	$7,249	$442	$23,284	$4,004

Weighted average shares outstanding
Basic	27,710,913	14,175,906	27,178,235	14,175,906
Diluted	28,597,381	15,789,680	28,155,098	15,809,899
Net income per share
Basic	$0.26	$0.03	$0.86	$0.28
Diluted	$0.25	$0.03	$0.83	$0.25

Key Performance Indicators
	Three Months Ended		Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2010	2009	2010	2009
Net sales	$187,359	$168,400	$571,206	$512,098
Increase in comparable store net sales	7.1%	4.4%	7.3%	4.6%
Gross profit as a percent of net sales	32.6%	31.1%	33.2%	32.3%
Income from operations	$13,853	$8,506	$47,372	$33,351
Impairment charge on fixed assets	$1,126	$—	$1,326	$—
Depreciation and Amortization	$5,276	$5,310	$16,125	$15,603
Amortization of deferred financing fees	$138	$293	$612	$877

Store Count Data
	Three Months Ended		Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2010	2009	2010	2009
Store Data:
Stores open at beginning of period	463	425	438	401
Stores opened	9	9	35	34
Stores closed	—	—	(1)	(1)

Stores open at end of period	472	434	472	434

Segment Data
	Three Months Ended		Nine Months Ended
	September 25,	September 26,	September 25,	September 26,
	2010	2009	2010	2009
Sales:
Retail	$167,086	$149,580	$508,017	$452,982
Direct	20,273	18,820	63,189	59,116

Net sales	187,359	168,400	571,206	512,098

Income from operations:
Retail	28,742	22,100	90,447	71,762
Direct	3,463	3,223	11,581	11,309
Corporate costs	(18,352)	(16,817)	(54,656)	(49,720)

Income from operations	$13,853	$8,506	$47,372	$33,351

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	September 25, 2010	December 26, 2009
ASSETS
Current assets:
Cash and cash equivalents	$36,635	$8,797
Inventories	104,745	106,091
Prepaid expenses and other current assets	13,802	13,401
Deferred income taxes	3,897	5,145

Total current assets	159,079	133,434
Property and equipment, net	80,514	83,960
Goodwill	177,248	177,248
Other intangibles, net	69,841	70,356
Other assets:
Deferred financing fees, net of accumulated amortization of $2,391 and $2,856 in 2010 and 2009, respectively	1,172	2,384
Other long-term assets	1,963	1,875

Total other assets	3,135	4,259

Total assets	$489,817	$469,257

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$20,000
Current portion of capital lease obligation	1,628	1,537
Revolving credit facility	28,000	—
Accounts payable	17,557	25,075
Deferred sales	12,542	14,386
Accrued salaries and related expenses	7,408	7,551
Other accrued expenses	18,149	14,469

Total current liabilities	85,284	83,018
Long-term debt, net of current portion	75,106	100,106
Capital lease obligation, net of current portion	1,249	2,303
Deferred income taxes	17,683	19,945
Other long-term liabilities	4,824	4,766
Deferred rent	26,493	24,768

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 400,000,000 shares authorized, 27,900,940 shares issued and outstanding at September 25, 2010, and 400,000,000 shares authorized, 26,750,423 shares issued and outstanding at December 26, 2009	279	268
Additional paid-in capital	231,109	210,359
Accumulated other comprehensive loss	(100)	(882)
Retained earnings	47,890	24,606

Total stockholders’ equity	279,178	234,351

Total liabilities and stockholders’ equity	$489,817	$469,257

CONTACT: Investor Contacts: Michael Archbold Chief Financial Officer 201-624-3611 ir@vitaminshoppe.com, or Ian Lee, Solebury Communications Group, +1-203-428-3215, ilee@soleburycomm.com; Media Contacts: Susan McLaughlin, Director Corporate Communications, +1-201-624-3134, smclaughlin@vitaminshoppe.com, or Tiffani Carter, of Allison & Partners, +1-646-428-0613